Exhibit 99.1

Sensata Technologies B.V. Announces the Expiration and Results of the Tender Offer for

its Senior and Senior Subordinated Notes

Almelo, the Netherlands, 26 March 2010

Sensata Technologies B.V. (“Sensata”), a wholly owned subsidiary of Sensata Technologies Holding N.V. (NYSE:ST), today announced the expiration and final results of its previously announced cash tender offer to purchase the maximum aggregate principal amount of its outstanding 8% Senior Notes due 2014 (the “Dollar Notes”), its 9% Senior Subordinated Notes due 2016 (the “9% Notes”) and its 11.25% Senior Subordinated Notes due 2014 (the “11.25% Notes” and, together with the 9% Notes, the “Euro Notes”) that it can purchase for $350,000,000 at a purchase price per $1,000 principal amount with respect to the Dollar Notes and €1,000 principal amount with respect to the Euro Notes (the “Tender Offer”), determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase, dated February 26, 2010, as amended (the “Offer to Purchase”). The Dollar Notes and the Euro Notes are collectively referred to as the “Notes.” The Tender Offer expired at 11:59 P.M., New York City time, on March 25, 2010.

Sensata has accepted for purchase all of the Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amounts of the Dollar Notes, 9% Notes and 11.25% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer were $275,000, €200,000 and €71,700,000, respectively (or approximately $95.8 million in the aggregate using an exchange rate of $1.3291 = €1.00). The Clearing Premium (as defined in the Offer to Purchase) is $10.00 per $1,000 principal amount of Dollar Notes tendered and €10.00 per €1,000 principal amount of each series of Euro Notes tendered. The total consideration payable per $1,000 principal amount of Dollar Notes and €1,000 principal amount of each series of Euro Notes is listed in the table below.

Series of Notes	CUSIP/ISIN No(s).	Total Consideration
8% Senior Notes due 2014	81725W AC7	$1,000.00
9% Senior Subordinated Notes due 2016	XS0252692412 XS0252692925 XS0286076442	€975.00
11.25% Senior Subordinated Notes due 2014	XS0378671878 XS0378671282 XS0416176757	€1,056.25

Holders will also receive all accrued and unpaid interest calculated from the last interest payment date up to, but not including, the Settlement Date, which is expected to be March 29, 2010.

Sensata intends to use approximately $350 million of the net proceeds from the recently completed initial public offering of its ultimate parent company to reduce its indebtedness. As a result, Sensata is continuing to evaluate its alternatives with respect to the Notes in light of the principal amount of the Notes that were tendered into the Tender Offer.

About Sensata

Sensata Technologies B.V., through its subsidiaries, is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 9,500 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Contacts

For Investors:

Maggie Morris

1-508-236-1069

investors@sensata.com

www.sensata.com

For News Media:

Linda Megathlin

1-508-236-1761

lmegathlin@sensata.com

www.sensata.com

Sensata Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Sensata’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Sensata’s annual report on Form 10-K for the year ended December 31, 2009 and Sensata’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Sensata’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Sensata does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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